TILMAN J. FERTITTA MAKES NEW OFFER FOR COMPANY

HOUSTON, APRIL 4, 2008 — Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), stated today that its Special Committee of the Board of Directors has received a new letter from Tilman J. Fertitta, Chairman, President and CEO, offering to acquire all of the Company’s outstanding common stock for $21.00 per share in cash, representing a 37% premium over the closing price of the Company’s common stock on April 3, 2008. According to Mr. Fertitta’s letter, since approximately two months from the date of his initial offer, the credit market conditions have significantly worsened, making it far more costly to obtain the debt financing required to consummate the proposed transaction. Additionally, the economy has continued its downward trend and prospects for an improved credit market or economy remain poor. As a result, he is revising his offer to acquire all of the outstanding shares of the Company’s common stock to a cash purchase price of $21.00 per share. The letter further provides that Mr. Fertitta is prepared to proceed with the transaction and has delivered a letter from the investment bank Jefferies & Company, Inc. indicating that they were highly confident in their ability to consummate the debt financing required to complete the proposed transaction. The total value of the transaction is estimated to be approximately $1.3 billion, which includes Mr. Fertitta’s 39% equity ownership of the Company, as well as additional substantial cash equity.

The Company’s Board of Directors has established a Special Committee of independent directors to review Mr. Fertitta’s proposal. As previously announced, the Special Committee has been authorized to conduct a strategic alternative analysis with respect to the Company. Such strategic alternative analysis will consider, among other things, the proposal received from Mr. Fertitta. If the Special Committee determines that the sale of the Company is in the best interest of the Company and stockholders, there can be no assurance that any agreement on financial and other terms satisfactory to the Special Committee will result in the approval of the proposal from Mr. Fertitta, or if approved, that stockholders will vote in favor of such proposal.

As of this date, neither the Special Committee nor the Company has received any other offers or proposals.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010